Employee Policies

Code of Ethics and Conduct

It is our policy, as a fiduciary investment adviser, too:

□	Put our clients’ interests first. We do this by:

o	Disclosing all actual or potential conflicts of interest (in Form ADV Part 2 A);

o	Complying with applicable law;

o	Making sure our interests are not considered prior to the clients, thus providing our clients with our undivided loyalty.

□	Prohibit any activity that places our interests (LCP as a firm or each employee) first.

□	Act with integrity, competence, dignity and in an ethical manner in day-to-day activity.

□	Monitor compliance by every employee with Section 204A of the Advisers Act, which is the requirement applicable to us under the Insider Trading and Securities Act of 1988 (ITSFEA).

As required by regulation (SEC Rule 204A-1 Investment Adviser Codes of Ethics), LCP has developed and adopted this Code of Ethics (“COE” or “Code”) to oversee potential and actual conflicts of interest associated with the investment advice we provide to clients. As set forth below, our Code:

□	Establishes rules of conduct for employees

□	Sets forth the high ethical standards of business conduct that we require

□	Is based upon the principal that all LCP employees owe a fiduciary duty of loyalty, fairness and good faith to our clients

□	Is designed to preclude activities, which may lead to, or give the appearance of, conflicts of interest

□	Addresses the receipt of and the giving of gifts (both are conflicts of interest)

□	Requires employees to request pre-approval of any outside business activity (OBA)

□	Requires employees to request and obtain pre-approval, in writing, for trading municipal securities, including participating in a primary or a secondary offering of a municipal security

□	Requires new hires, to obtain approval, in writing, from the CCO to continue to hold any individual municipal bonds owned prior to employment with Lind

□	Requires employees to comply with applicable federal securities laws and the adviser’s fiduciary obligations

□	Requires employees to submit initial and quarterly certifications and reporting

□	Requires employees to report personal securities transactions periodically and requires the CCO or their designee to review these reports

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□	Among others

LCP employees are required to report violations of the Code to the CCO promptly, when identified or discovered (also known as report in a timely manner). Failure to report violations of the Code (or any other P&P) may itself be a violation.

Definitions

□	“Access Person” means a supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. All employees of LCP are presumed to be Access Persons.

□	“Automatic Reinvestment / Dividend Reinvestment Plan” means a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

□	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, and controls or exercises investment discretion.

□	“Beneficial ownership”/”Beneficial Interest” means a direct or indirect “pecuniary interest” (as defined in Rule 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An access person is presumed to have beneficial ownership of any immediate family member’s account.

□	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

□	“Federal Securities Laws” Securities Act of 1933; Securities Exchange Act of 1934; Sarbanes Oxley Act of 2002; Investment Company Act of 1940; Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act and any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the Commission or the Department of the Treasury.

□	"Front Running" means engaging in a personal securities transaction in advance of a transaction in the same security for a client’s account in order to take advantage of changes in the market price of a security that will be caused by that client’s trade.

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□	“Immediate Family Member” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in-law, and spouse or domestic partner.

□	“Initial Public Offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

□	"Limited Offering" means an offering of securities that is exempt from registration under the Securities Act of 1933.

□	"Private Fund" means an issuer that would be an investment company as defined in section 3 of the Investment Company Act but for Section 3(c)(1) or 3(c)(7) of that Act.

□	“Reportable Security”/”Covered Security” means, in general, any interest or instrument commonly known as a “security” and includes, but is not necessarily limited to, any:

•	Stock or bond,

•	Shares of any closed-end fund or exchange traded fund (“ETF”)

•	Shares of any Limited Offering or Initial Public Offering

•	Interests in limited partnerships and limited liability companies and other types of investment contracts, including interest in a Lind Fund

•	Note, debenture or evidence of indebtedness

•	Municipal bond or interest in a Section 529 plan

•	Certificate of interest or participation in any profit-sharing agreement

•	Collateral-trust certificate, voting-trust certificate, pre-organization certificate or subscription

•	Transferable share

•	Certificate of deposit for a security

•	Fractional undivided interest in oil, gas, or other mineral rights

•	Put, call, straddle, option, future or privilege on, or other derivative of, any security (including, but not limited to any security convertible into or exchangeable into the security, and any related futures contract), or on any group or index of securities (including any interest therein or based on the value thereof), including those entered into on a national securities exchange relating to foreign currencies

•	Certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing

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Reportable Security does NOT include:

•	Direct obligations of the U.S. Government, such as U.S. bonds or treasuries

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments (including repurchase agreements)

•	Shares of money market funds and open-end mutual funds

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products)

Special Note: “Open-end mutual funds” are distinguished from closed-end funds and ETFs based on the fact that open-end mutual funds, unlike closed-end funds and ETFs, stand ready to redeem their shares and typically do not trade on a stock exchange.

□	’’Supervised Person” means any directors, officers and partners of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control.

Personal Securities Transactions

It is our policy to apply these standards as follows:

The policies and procedures in this section apply to:

o	All LCP Access Persons (i.e., all employees);

o	This includes accounts of employees’ immediate family members living in the employees’ household and any other accounts for which the employee has direct or indirect beneficial ownership.

Accounts and Required Employee Reporting

□	Initial Holdings Reports: As a new LCP employee, you must complete an Initial Holdings Report as requested within 10 days of your hire date. The report must list all of your Accounts and certain requested information. For each Account, you will also be required to provide statements dated within 45 days of your start date.

□	Annual Holdings Reports: Annually, you must complete an Annual Holdings Report, listing all of your Accounts and certain requested information. For each Account, you must also provide statements dated within 45 days of the request date.

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□	Quarterly Transaction Reports: You must complete Quarterly Transaction Reports within 30 days of calendar quarter end. Submitting monthly brokerage to the CCO along with a Quarterly Reporting Form will satisfy this requirement.

□	Managed Accounts Disclosure: Employees with Discretionary Accounts must submit Initial and Annual Holdings Reports as well as Quarterly Transaction Reports, however, Managed Accounts are not subject to pre-clearance requirements. If your Accounts include any Managed Accounts, you will be asked to provide certain information to the CCO (typically via Compliance Navigator) before being excepted from pre-clearance requirements. Discretionary Accounts are those for which an employee has retained a trustee or third-party manager (including LCP as applicable) to manage the Account, and over which the employee has no direct or indirect influence or control.

□	Employees must submit the reports described in this section when due, even if he or she made no purchases or sales of securities during the period covered by the report.

□	Any new brokerage accounts opened subsequent to becoming an employee must be promptly disclosed to the CCO.

Preclearance

□	Limited Offerings and IPOs

Pre-clearance by the CCO or Bob Lind is required before purchasing or participating in any:

1.       Initial Public Offering.

2.       Limited Offering (i.e., private placement).

Employee investment in LCP Funds: The LCP Funds are limited offerings and therefore require pre-clearance as described above. However, LCP’s acceptance and approval of the employee’s subscription documents for any investment in the LCP Funds will serve as that pre-clearance.

Note: Employees are required to obtain pre-approval before acquiring ownership in a limited offering as described above, but are not required to obtain pre-approval prior to limited offering redemptions, distributions, dividends, clawbacks, and certain other transactions at the discretion of the Chief Compliance Officer.

□	High Yield Tax Exempt Bonds (* Defined as tax exempt bonds rated BBB- or lower) Preclearance Requirement. Given Lind’s investment focus on high yield municipal securities, employees are prohibited from trading high yield tax exempt bonds for their Accounts without first obtaining pre-clearance, in writing, from Bob or Dave. Pre-clearance, once granted, is good for the day it is granted and the following business day. If you do not trade the security within this time period, you will need to resubmit the proposed trade for pre-clearance.

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Clarification: Notwithstanding the above, pre-clearance is not required for employee trades in open or closed end municipal bond funds or municipal security ETFs.

New Hires. If you own high yield tax exempt bonds in any of your Accounts at the time of your start date with Lind, note that you are required to obtain pre-approval to sell any such security in accordance with the pre-clearance procedures that are applicable to all employees, as described above.

□	How to Request Pre-Clearance.

Each pre-clearance request must be in writing (email is ok); and include:

o	Employee name

o	Account legal name

o	Broker / Custodian name and account number

o	Security information: bond description, CUSIP number, number of bonds

Note: ALL pre-clearance requests are reviewed, assessed and approved or rejected by the CCO or Bob. If pre-clearance is denied, do not place the trade - you do not have permission to do so.

The CCO or designee will document all pre-approval requests, whether granted or denied.

Review of Reportable Personal Security Transactions

□	The CCO or his designee will periodically review each employee’s transaction activity to confirm there were no violations of the Code of Ethics or the Insider Trading Policy and no evidence of other improper trading activities or conflicts of interest.

□	Note: Personal securities transaction activities and reporting requirements for the CCO are reviewed by the firm’s third-party compliance consultant.

Books and Records

The CCO will retain the following required records with respect to this Code of Ethics:

•	A copy of each Code of Ethics in effect at any time within the past 5 years;

•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation for at least 5 years after the end of the fiscal year in which the violation occurs;

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•	A copy of each report made by an Access Person for at least 5 years after the end of the fiscal year in which the report is made;

•	A record of all persons, currently or within the past 5 years, who are or were required to make reports or who are or were responsible for reviewing these reports;

•	A record of any decision, and the reasons supporting the decision, to pre-approve investments in IPOs and Limited Offerings for at least 5 years after the end of the fiscal year in which the approval is granted.

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Insider Trading

It is our policy to:

□	Meet our obligations to establish and implement Insider Trading Policies and Procedures (as required by Section 204A of the Advisers Act) to detect and prevent the misuse of material, non-public inside information. Such information includes any information about a company that is not publicly available and which a reasonable investor would consider important in making an investment decision or which, if disclosed to the public, could be expected to affect the market price for the company’s securities. The following categories of information are particularly market-sensitive and therefore should always be considered material: significant business combinations such as mergers or joint ventures, changes in previously released financial results, changes in dividend policy, changes in earnings estimates, significant litigation exposure, significant new product, service or research announcements, plans for a recapitalization, repurchase of shares or other reorganization, and similar matters.

□	Restrictions imposed are not lifted until such time we can verify the information in our possession is available in the public domain.

o	This applies for all personal trading, even though Lind is limited as an investment adviser to municipal securities. Insider trading issues can arise in personal and family transactions, although the purchase and sale of municipal securities for these accounts require a pre-clearance request AND approval, in writing.

o	Inside information is generally not deemed to have become public until such information has been publicized through a press release or other official announcement sufficient to provide the investing public a reasonable opportunity to evaluate the information. The issue of what constitutes a “reasonable opportunity to evaluate the information” will need to be determined on a case by case basis. Any such determination will be made by the Compliance Officer and/or outside counsel.

□	Prohibit any employee in possession of material, non-public inside information from:

o	Trading the security for your personal beneficial ownership account, or communicating the information to any other person while we are in possession of material, non-public inside information.

o	Tipping this information to others who may trade the security.

o	If Lind finds itself in possession of material nonpublic information on a municipal security (for example, the issuer name or new bond, a refinancing or other fact that could impact the price of that security), the CCO will issue a restriction on that security. At that time, all Lind clients / fund trading, all purchasing or selling of the issue ceases, until such time the CCO removes the restriction and you are notified, i.e., the restriction is removed.

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o	Only the CCO may add to or remove securities from the restricted list.

Note: If you are determined to have traded while in possession of material, non-public information, there is personal liability under the Federal Securities Laws to you (and others). Please think about the following:

•	Is the information public / where did I see or read it in the public domain?

•	How did I receive the information and from whom?[4]

If you believe, you are in possession of material non-public information, please contact the CCO in a confidential manner. Keep the information confidential (this is critical) until confirmed it is material and non-public). Then, wait for instructions.

Outside Business Activity “OBA”

In order to identify a potential conflict of interest between an employee’s outside business activity (“OBA”) and the services we provide, as well as monitor the possibility of insider trader information, we require each LCP employee to report all outside business activity. The SEC does not explicitly define OBA. As a result, the following is a guide (i.e. Not a complete list) to activity that may be an OBA if you:

□	Serve as a general partner, officer or employee of any business, organization or sole proprietorship, including not-for-profit organizations, charitable foundations or similar entities;

□	Receive compensation in any form from a business, organization or sole proprietorship;

□	Serve as a director of any business or organization. (Reminder, due to insider trading issues and our overall Code of Ethics, we prohibit employees from serving as officers or directors of public stock companies (or private companies), as a general matter. Robert Lind and the CCO make the final determination.

It is our policy to:

□	Prohibit (generally) outside business activity by any employee, particularly serving as a board member of a public stock company or issuer of fixed income securities, unless approved in advance and in writing by our CCO.

[4]	Information may be through a phone call to an officer of the issuer / borrower or discovered during an on-site visit. If you can, inquire if the information is public (or not). You want to hear, read or know only public information.

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o	Prior to engaging in an OBA activity, you must submit a written request to the CCO. The CCO will review and subsequently approve or deny the request.

o	The CCO shall review the request, approve or deny the activity and provide a response to the employee. A copy of the response shall be maintained in the employee’s file.

o	For new employees, you are obligated to disclose all OBA at the time of hire in an initial Conflicts of Interest Questionnaire.

o	Employees are also required to confirm outside business activities on an annual basis in conjunction with the annual Conflicts of Interest Questionnaire.

□	Require disclosure of an OBA (via the individual’s Form U-4 if registered as an IAR). Disclose, via Form ADV Part 1 and 2, as applicable, all approved outside business activity if that activity is a conflict of interest (material or otherwise) and impacts our advisory services delivered to clients or detracts from a LCP team member’s time to service customers (as determined by the CCO).

Procedures:

•	Employees must utilize the OBA request form in Appendix B to request pre-approval to engage in any new outside business activity in accordance with the above policies. Complete this form and submit it to the CCO for review.

•	Periodically, employees will be asked to report or confirm any OBAs through compliance questionnaires (Such as through a quarterly compliance questionnaire and the annual conflicts of interest questionnaire.)

Gifts & Entertainment

LCP developed this policy to mitigate the conflicts of interest associated with the risk of employees taking advantage of their position by accepting excessive gifts or other gratuities from individuals seeking to do business with the firm.

Policy - Gifts:

□	Employees are prohibited from giving or receiving gifts to any person or firm, with a reasonable value greater than $200, unless otherwise first approved in writing by the CCO.

Policy - Entertainment:

□	Employees may attend reasonable sporting events, or other similar entertainment events, if the person providing the entertainment is also present. This is considered entertainment for the purpose of this policy and not a gift. However, for example, if tickets are given to you, and the person giving them is not attending, they are considered gifts and the procedures related to gift giving and receiving apply as described above.

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□	You may also invite clients or vendors to a reasonable sporting event if you are present as the host. However, if you provide tickets to clients or vendors and are not present, they are considered gifts and are subject to the limitations, reporting and restrictions as indicated above.

Policy - General:

□	LCP “pays our own way,” related to due diligence reviews. As a result, we do not accept business travel (airfare, hotel, ground transportation) as such receipt may have attached expectations that can influence our objectivity in providing money management services to our clients and therefore poses a conflict of interest.

□	Notwithstanding the above procedures, employees are prohibited from

o	soliciting gifts, special accommodations and similar items of value for themselves or LCP, o giving or accepting cash gifts or cash equivalents of any value to or from a client or prospective client, or any entity that does, or seeks to do, business with or on behalf of the Firm (including gift cards that are redeemable for cash), and

o	accepting or giving any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving LCP, or that others might reasonably believe would influence those decisions, regardless of their value.

□	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed, including the following:

o	State and local ethics laws, regulations or rules may limit or prohibit the giving of gifts, entertainment or other payments to various state or local governmental entities, agencies and employees.

o	Additionally, the U.S. Department of Labor (“DOL”) regulates gifts, entertainment or payments to ERISA plan representatives, union organizations, union officials, officers or employees or representative of unions in which a company has or is prospecting a business relationship.

□	All exceptions to the above procedures must be approved and documented by the CCO.

□	Gifts above the applicable threshold will be recorded by the CCO in a gift log and periodically reviewed by the CCO.

□	If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the CCO. The threshold is provided as a guidepost, however, and should not be relied upon in substitution for the professional judgment of employees when accepting gifts of lesser values, due to the frequency or particular circumstances associated therewith, raise concerns of real or perceived impropriety.

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Other Conflicts of Interest, Generally

LCP’s fiduciary duty includes a duty of loyalty to our clients and investors. We must avoid conflicts of interest with our clients and investors and must fully and fairly disclose any material conflicts that do arise. Simcoe strives to avoid even the appearance of conflicts of interest. A conflict of interest may arise when an employee is placed in a position in which outside business relationships or other business or financial interests may interfere with the employee’s job performance or may otherwise adversely affect the interests of LCP. Supervised persons must avoid any situation in which they might seek to benefit personally, or give the appearance of seeking a personal benefit, from LCP’s relationships.

LCP and its supervised persons are not permitted to provide preferential treatment to one client over another. Any employee’s favoritism of one client over another (based on investment size, investment terms, potential compensation to be received or otherwise) would constitute an impermissible conflict of interest in violation of this policy.

In addition to the requirements outlined elsewhere in this Compliance Manual and the Code of Ethics, employees are also required to observe the following restrictions on conduct in order to avoid actual and apparent conflicts of interest:

•	Other than in the course of his or her duties on behalf of LCP, an employee may not knowingly buy securities or other property from a client or investor, or sell securities or other property to a client or investor. Supervised persons may not borrow money from any of LCP’s vendors, clients, or investors. This restriction is not intended to include ordinary commercial transactions for the purchase or sale of goods and services, the receipt of credit on customary terms in connection with the purchase of goods and services, or the acceptance of loans from banks or other financial institutions on customary terms in the ordinary course of business.

•	Employees may not use LCP’s name, assets, letterhead, contacts, proprietary or confidential information or good will for personal gain or for the gain of a third party. Employees may not use information regarding pending or contemplated trades for personal objectives or those of any third party. (Refer to our policy on Insider Trading). LCP’s current or anticipated business relationships may not be a factor in the solicitation or contribution of any political and charitable donations (Refer to our Pay to Play/Political Contributions Policy).

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•	In addition, each employee is required to notify the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or proceeding, becomes subject to any judgment, order or arrest, or is contacted by a regulatory authority regarding any such matter. (Refer to our Legal/Regulatory Proceedings and Disclosure Policy).

•	Regardless of whether an activity is specifically identified in this Compliance Manual, employees must disclose any personal interest or circumstance which could reasonably be expected to present a conflict of interest or harm the reputation or integrity of LCP. An employee’s material beneficial ownership, business or personal relationship or other material interest in any portfolio investment contemplated by a client must be disclosed to the CCO immediately to ensure that the necessary safeguards are implemented. (Refer to our policy on Insider Trading).

•	Disclosure and Monitoring: Upon initial employment or other engagement with LCP, and on an annual basis thereafter, employees are required to complete a conflicts of interest questionnaire/certification. On an annual basis, the CCO will review any conflicts that have been identified at the firm level and on each employee’s questionnaire to ensure all material risks and conflicts have been appropriately addressed and disclosed.

Duty to Supervise Policy, Procedures and Organization

It is our policy to comply with Section 203 (e) (6) and Rule 206 (4)-7 of the Advisers Act regarding the supervision of our employees.

These P&Ps are a core component of our obligations to supervise our advisory practice and our employees.

LCP employees with supervisory responsibilities will reasonably supervise the activities of the employees assigned to them. Delegation of responsibilities occurs, when appropriate, to ensure that we provide clients with the highest level of service. Delegation is also a strong practice to segregate duties and create appropriate controls. To demonstrate supervision and to test effectiveness, all offices and areas of LCP are subject to periodic compliance review. As an investment adviser with a small number of employees, LCP segregates duties to the extent it believes it is practical and appropriate to do so.

The CCO is required to monitor employees, and/or departments, in an effort to detect, prevent and correct activities inconsistent with these P&P. While the CCO has overall responsibility to administer and monitor the Compliance Program, the CCO is not the sole supervisor (or in many instances, not a supervisor at all) for all of the activity we engage in as LCP. Overall responsibility lies with each individual LCP employee.

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